This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into this 28th day of January, 1999, by and among BGI Acquisition LLC, a Wyoming limited liability company ("Parent"), BGI Acquisition Corp., a New York corporation ("Purchaser"), and Besicorp Group Inc., a New York corporation formed under the name Bio-Energy Systems Inc. (the "Company").


                                    RECITALS:

         A. Parent, Purchaser and the Company are parties to an Agreement and Plan of Merger (the "Initial Plan") dated November 23, 1998.

         B. Capitalized terms used in this Amendment have the meanings ascribed to them by the Initial Plan.


                               A G R E EM E N T S

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Base Amount. Clause (ii) of Section 2.2.1(b)(A) of the Initial Plan is hereby amended to read in its entirety as follows:

            to the extent not received in cash, the amount of a claimed tax refund for fiscal year 1998 not to exceed $3,909,

         2. Enowitz Shares. Section 2.3.7 of the Initial Plan is hereby amended to read in its entirety as follows:

                  In the case of 100,000 shares of Common Stock held of record by Martin Enowitz or his assigns which the Company represents are the subject of a dispute between the Company and Mr. Enowitz (the "Disputed Shares"), appropriate provision will be made in the Paying Agent Agreement, or another agreement with the Paying Agent, for the holding in escrow pending resolution of the dispute of (1) the Disputed Shares,
         (2) the Merger Consideration payable in respect of such Disputed Shares and (3) any shares of capital stock of BL distributable with respect to such Disputed Shares. Purchaser agrees that the rights, if any, of Purchaser, Parent and the Surviving Corporation to the Disputed Shares, the Merger Consideration payable in respect of such Disputed Shares and any shares of capital stock of BL distributable with respect to such Disputed Shares, if any, will be assigned without recourse to the Paying Agent for the benefit of the holders of Common Stock issued and outstanding immediately prior to the Effective Time on a pro rata basis.

         3. Further Assurances and Related Matters. Section 3.4 of the Initial Plan is hereby amended to read in its entirety as follows:

                  Further Assurances and Related Matters. If, at any time after the Effective Time, BL shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in BL or its Subsidiaries its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets contributed to any of the Distributed Subsidiaries in connection with the Distribution or (ii) otherwise carry out the Distribution, the Surviving Corporation will upon reasonable request of BL execute and deliver all such deeds, bills of sale, assignments and assurances and do all such other acts and things as may be necessary, desirable or proper to carry out the Distribution. If, at any time prior to the Distribution, Purchaser or the Company shall consider or be advised that the composition of the Retained Assets would be unduly expensive or impractical to, the Surviving Corporation, assets of equal value that were to be distributed to BL pursuant to the Distribution may be substituted for such of the Retained Assets as may be necessary in order to prevent the composition of the Retained Assets from having such an effect on the Surviving Corporation, subject to the approval of Parent and the Company, which approval will not be reasonably refused, in which case the Retained Assets shall be deemed to include the assets so excluded from the Distribution and the Retained Assets shall be deemed to exclude the assets so substituted and the parties hereto shall execute any agreements, instruments, waivers or assurances or any take any other actions as are necessary, desirable or proper in connection with such substitution. Any expenses incurred by the Surviving Corporation under this Section 3.4 shall be paid by BL.

         4. Right to Terminate. Section 7.1.2 (a) of the Initial Plan is hereby amended to read in its entirety as follows:

                  subject to Section 7.5 hereof,  the  Effective  Time shall not have occurred at or before 11:59 p.m. on March 1, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of the failure of the Effective Time to have occurred as of such time; or

         5. Right to Change Termination Date. The Plan of Merger is hereby amended inserting Section 7.5 as follows:

                  7.5 Right to Change Termination Date. The Company has the right (the "Extended Right"), in its sole discretion, exercisable at any time prior to 11:59 pm on February 26, 1999, by written notice to Parent, to extend the Termination Date to 11:59 pm on March 15, 1999, in which case for all purposes pursuant to the Agreement the Termination Date shall be deemed to mean March 15, 1999; provided, however, that if the Company exercises the Extended Right and the Agreement is terminated thereafter prior to the Effective Time pursuant to Section 7.1.1, Section 7.1.2 (unless the failure of Parent or Purchaser to fulfill any of their obligations under this Agreement has been the cause of the failure of the Effective Time to have occurred as of such time), Section 7.1.3 or Section 7.1.4(c), the Company shall be obligated to pay to Parent immediately, in addition to any amounts, if any, owing pursuant to Section 7.4 hereof, a sum of $1,400,000 in cash by wire transfer of same-day funds to an account designated by Parent.

         6. Effect of Amendment. Except as amended by this Amendment, the Initial Plan shall remain in full force and effect. This Amendment shall not constitute a waiver or amendment of any provision of the Initial Plan not referred to herein.

         7. Entire Agreement. This Amendment, the Initial Plan, the Confidentiality Agreement referred to in Section 5.2 to the Initial Plan and the instruments to be delivered by the parties pursuant to the provisions of the Initial Plan constitute the entire Initial Plan between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         8.   Counterparts.   This   Amendment   may  be  executed  in  multiple
counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         9. Applicable Law. This Amendment shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

         10. Assignability. This Amendment shall not be assignable by either party without the prior written consent of the other party.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

                               PARENT:

                                  BGI ACQUISITION LLC

                                  By: /S/ James Haber
                                          ------------
                                          James Haber, President of the
                                          Sole Manager of BGI Acquisition LLC


                               PURCHASER:

                                  BGI ACQUISITION CORP.

                                  By: /s/ James Haber
                                          -----------
                                          James Haber
                                          Its:  President


                               THE COMPANY:

                                  BESICORP GROUP, INC.

                                  By: /s/ Michael F. Daley
                                          ----------------
                                          Michael F. Daley
                                          Its: Executive Vice President